Exhibit 99.1

ModSys International Ltd. “Modern Systems” Announces the Appointment of Brandon Edenfield as CEO

January 4, 2017

Dallas, TX, January 4, 2017 - ModSys International Ltd. (“Modern Systems”) (www.modernsystems.com) (NASDAQ: MDSY) announced the appointment of Brandon Edenfield to the position of President and Chief Executive Officer, effective January 2, 2017.

"We are very excited to have someone with Brandon’s expertise, industry knowledge, experience, and energy join the company." says Scott Miller, Executive Chairman. "Brandon has worldwide experience in our industry and that will be invaluable for our current and future customers as we move forward and take the company to the next level."

Mr. Edenfield previously served as executive director in the Application Modernization division of Dell Services. In this role, he was responsible for developing and delivering services and solutions to help customers reduce the cost of transitioning business-critical applications and data from legacy computing systems onto modern architectures, including the cloud. Prior to joining Dell, Mr. Edenfield was the president and founder of Clerity Solutions, having started the company in 1999. Clerity was a leading global provider of application modernization and legacy system re-hosting solutions and software. Under his leadership, Clerity's customer base grew to include clients in all major countries, including some of the largest financial services ISVs and Fortune-class end users. Mr. Edenfield has been working in the open/distributed and legacy IT systems community for over 28 years and is one of industry recognized thought leaders in enterprise application migration and modernization.

About ModSys International Ltd. “Modern Systems”

ModSys International Ltd. (formerly known as BluePhoenix Solutions Ltd.) (“Modern Systems”) (NASDAQ: MDSY) provides legacy language and database translation.  The Modern Systems portfolio includes a comprehensive suite of tools and services for automated database and application migration. Leveraging over 20 years of best-practice domain expertise, Modern Systems works closely with its customers to minimize risk and provide a clear path from legacy platforms like COBOL, Natural/Adabas and others to modern solutions like SQL, DB2, Java and more.  Modern Systems customers come from diverse industries and vertical markets such as automotive, banking and financial services, insurance, manufacturing, and retail.  Modern Systems has six offices in the United States, United Kingdom, Italy, Romania, and Israel. All references in this release to “we,” “our,” “us,” the “Company” “Modern Systems” refer to ModSys International Ltd. and its subsidiaries unless otherwise indicated.